Exhibit 99.1

HEARTWARE INTERNATIONAL ANNOUNCES FIRST HUMAN IMPLANTS

OF THE MVAD® SYSTEM IN

CE MARK INTERNATIONAL CLINICAL TRIAL

- The MVAD System is a versatile, miniaturized and hematologically advanced circulatory assist system designed for full-support of patients with advanced heart failure -

Framingham, Mass., July 20, 2015 – HeartWare International, Inc. (Nasdaq: HTWR), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced commencement of its MVAD® System CE Mark international clinical trial. The first patients receiving HeartWare’s next-generation MVAD Pump were implanted at the Freeman Hospital in Newcastle upon Tyne, England, and at the Medical University AKH Vienna in Austria.

The MVAD Pump is a heart pump that supports a wide range of flows to enable circulatory support for patients with advanced heart failure. The MVAD Pump was designed with a low shear stress impeller and optimal blood flow paths, which together are expected to result in improved hemodynamic performance. In addition, the MVAD System incorporates a pulsatility algorithm called the qPulse™ Cycle that allows physicians to customize the device for each patient, providing four pulse settings designed to enhance aortic valve function and reduce chronic bleeding events.

“With the successful completion of these first implants in Europe, we are taking the next significant step in our efforts to help patients worldwide who suffer from advanced heart failure,” said Doug Godshall, President and Chief Executive Officer of HeartWare. “The MVAD Pump is less than half the size of our HVAD® Pump – currently the smallest commercialized full-support device – and is designed to be implanted through a less-invasive thoracotomy technique. In addition, the MVAD System controller and battery unit, called Peripherals for an Active Lifestyle (Pal™), is expected to greatly enhance the user experience.”

“We are encouraged by the initial implant and early post-operative experience with the MVAD System and believe that the benefits of this novel device have the potential to lead to better patient outcomes and an improved quality of life for patients,” said Professor Stephan Schueler, M.D., Ph.D., Director of the Ventricular Assist Program at the Freeman Hospital, and an investigator in HeartWare’s MVAD System CE Mark clinical trial.

The MVAD Pump, which weighs only 78 grams and displaces 22 cc of volume, has a steerable sewing ring, which enables clinicians to position the inflow cannula to facilitate optimal blood flow into the pump. The integrated Pal controller and battery system includes a touch-screen display and two sizes of small, light-weight, snap-on batteries.

“Since the MVAD Pump requires a comparatively small thoracic space, it will be even more conducive to minimally invasive implant techniques, which is our preferred approach today with the current-generation HVAD Pump,” said Professor Daniel Zimpfer, M.D., Director of Mechanical Circulatory Support, Medical University AKH Vienna, and an investigator in HeartWare’s MVAD System CE Mark clinical trial. “The MVAD device has the potential to reduce surgical trauma, enable use of fewer blood products during the procedure, decrease adverse events and lower post-implant hospitalization time. Reducing the invasiveness of the surgery will not only enable us to treat a greater proportion of patients with heart failure but may offer a more attractive option to patients at an earlier stage of the disease progression.”

The CE Mark trial is a multicenter, prospective, non-randomized, single-arm trial that evaluates the clinical safety and performance of the HeartWare MVAD System for the treatment of advanced heart failure. The trial will enroll 60 patients at 11 sites in the United Kingdom, Austria, Australia, France and Germany (pending final regulatory approval from BfArM). In the trial, patients will be implanted with the MVAD Pump via sternotomy or thoracotomy, and the device will be evaluated for short- and long-term use. The primary endpoint is survival at six months.

HeartWare has submitted to the U.S. Food and Drug Administration (FDA) an Investigational Device Exemption (IDE) seeking approval to commence an MVAD System clinical trial in the United States. Health Canada is also reviewing a submission for a 15-patient, three-center study, which is expected to commence later this year.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. HeartWare’s HVAD® System features the HVAD® Pump, a small full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare HVAD System is approved in the U.S. for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 42 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit the Company’s website at www.heartware.com.

HeartWare International, Inc. is a member of the Russell 2000®, and its securities are publicly traded on The NASDAQ Stock Market.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to progress and outcomes of clinical trials, regulatory status, approved indications, research and development activities and commercialization of the MVAD and HVAD Systems. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the Securities and Exchange Commission. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A. “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

HEARTWARE, HVAD, MVAD, PAL, QPULSE, SYNERGY, CIRCULITE and HeartWare logos are trademarks of HeartWare, Inc. or its affiliates.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

# # #